Exhibit 99.1

DIRTT Releases Fourth Quarter and Full Year 2021 Financial Results

CALGARY, Alberta, February 23, 2022 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT”, the “Company”, “we” or “us”) (Nasdaq: DRTT, TSX: DRT), an interior construction company that uses proprietary software to design, manufacture and install fully customizable environments, today announced its financial results for the three and twelve months ended December 31, 2021. All financial information in this news release is presented in U.S. dollars, unless otherwise stated.

Fourth Quarter 2021

•	Revenue of $42.9 million

•	Gross profit margin of 19.6%

•	Adjusted Gross Profit Margin[1] of 25.3%

•	Net loss of $16.0 million

•	Net loss margin of (37.3%)

•	Adjusted EBITDA[1] of ($9.7) million

•	Adjusted EBITDA Margin[1] of (22.7%)

Fiscal 2021

•	Revenue of $147.6 million

•	Gross profit margin of 15.9%

•	Adjusted Gross Profit Margin[1] of 23.1%

•	Net loss of $53.7 million

•	Net loss margin of (36.4%)

•	Adjusted EBITDA[1] of ($41.3) million

•	Adjusted EBITDA Margin[1] of (28.0%)

•	Unrestricted cash balance of $60.3 million

Note: (1) See “Non-GAAP Financial Measures”

Management Commentary

“We believe the changes we announced yesterday put DIRTT on the path to profitability,” said Todd Lillibridge, Interim Chief Executive Officer. “We started a process several months ago at the board, which took on greater urgency following our third quarter. We have had the advantage of being able to capitalize on our directors’ rich, multi-disciplinary experience in the verticals in which we operate and the technology that drives our business. My job since stepping into the Interim CEO role has been to unleash our leadership team.”

“We have made meaningful changes to every area of our business, including having finalized an organization-wide restructuring of positions that reduced our salaried headcount by 18%, which is expected to contribute meaningfully to the previously announced 14% reduction in fixed operating expenses. We will continue to have manufacturing capacity of close to $500 million in annual revenue.”

“This is not simply an exercise in cutting, though. We have launched a Partner Advisory Council to better engage our distribution partners. We will invest in our ICE® software to include more core products and make it easier to use. A new product development filter will help drive sales of higher-margin products. We are planning a price increase, but also launching aggressive pricing programs for applied headwalls and our glass wall products so that we can capture greater market share. And we have begun rebranding and repositioning DIRTT to enable future growth.”

“We anticipate that 2022 will demonstrate the beginning of a return to revenue growth with budgeted annual revenue of between $170 and $180 million and improvements in Adjusted EBITDA loss and net loss in 2022, driving towards a shift to positive Adjusted EBITDA in 2023. In the short term, we expect first quarter 2022 revenue to be between $38 million and $42 million.”

Mr. Lillibridge concluded: “Many of these changes reflect what our clients and customers want to see. They want it to be easier to work with us, and they want the continued predictability of schedules and costs that we have always delivered. It is a difficult balancing act and the changes we are introducing are complex and necessary and could only be accomplished with the leadership we have – both at the board and management. Rightsizing our organization and taking advantage of changing market dynamics gives us the momentum that we’ve needed at DIRTT.”

Financial Review

Revenue for the quarter ended December 31, 2021 was $42.9 million, an increase of $0.7 million from $42.2 million for the quarter ended December 31, 2020 and in line with our expectations. Revenues for the year ended December 31, 2021 were $147.6 million, a decline of $23.9 million or 14% from $171.5 million for the year ended December 31, 2020. We believe this decrease for the year principally reflects the severe economic and social impact of the COVID-19 pandemic since March 2020, including a major contraction in construction activity levels in North America due to non-essential business closures, work-from-home requirements, lock-down measures and other regulatory responses implemented by governments and public health officials. The majority of the decrease was incurred in the first quarter of 2021 when the full impact of the contraction in construction activity was experienced and with most of our pre-pandemic projects in process completed in 2020. Additionally, in the third quarter of 2021, a resurgence of COVID-19 infections due to the Delta variant delayed return to work plans, customer investment decisions and associated construction activities.

Gross profit for the quarter ended December 31, 2021 was $8.4 million or 19.6% of revenue, a decline from $11.5 million or 27.4% of revenue for the quarter ended December 31, 2020. Gross profit for the year ended December 31, 2021 was $23.5 million or 15.9% of revenue, a decline of $29.8 million or 56% from $53.3 million or 31.1% of revenue for the year ended December 31, 2020. The decrease largely reflects lower revenue levels, significant inflationary increases in the realized cost of materials, transportation and packaging, negative fixed cost leverage and under-utilized labor capacity, incremental fixed costs of our new South Carolina Facility and the impact of a stronger Canadian dollar. Of the 15.2% difference in gross profit as a percentage of revenue in year ended 2021 versus 2020, approximately 6% was due to higher material, transportation and packaging costs, 2% was due to negative fixed cost leverage, 2% was due to the incremental South Carolina facility fixed costs, and 2% was due to a stronger Canadian dollar with the balance related to inherent labor inefficiency at lower revenue levels and reduced timber provision reversals.

Adjusted Gross Profit and Adjusted Gross Profit Margin for the quarter ended December 31, 2021 was $10.8 million or 25.3% of revenue, a decline from $13.5 million or 32.0% of revenue for the quarter ended December 31, 2020. Adjusted Gross Profit and Adjusted Gross Profit Margin for the year ended December 31, 2021 was $34.0 million or 23.1%, respectively, a decrease from $63.4 million or 37.0%, respectively, for the year ended December 31, 2020, due to the reasons described above. Excluded from Adjusted Gross Profit for the year ended December 31, 2021 and 2020 are $1.8 million and $2.0 million, respectively, of overhead costs associated with operating at lower than normal capacity levels, which were charged directly and separately to cost of sales rather than as a cost attributable to production.

Sales and marketing expenses for the quarter ended December 31, 2021 were $9.3 million, an increase of $1.7 million from $7.5 million from the quarter ended December 31, 2020. Sales and marketing expenses for the year ended December 31, 2021 were $31.0 million, an increase of $3.0 million from $28.0 million for the year ended December 31, 2020. The increases were largely related to increased salary and wage expenses as we continue to build our sales organization, higher depreciation and operating expenses as we completed our Chicago and Dallas DXCs in 2020 and 2021, respectively, and increased travel, meals and entertainment as restrictions on travel have eased. These increases were partially offset by lower commission expense.

General and administrative expenses for the quarter ended December 31, 2021 were $8.0 million, an increase of $2.3 million from $5.7 million from the quarter ended December 31, 2020. General and administrative expenses increased $3.9 million to $30.6 million for the year ended December 31, 2021 from $26.7 million for the year ended December 31, 2020. The increase was due to higher salaries, benefits and severance costs and $0.9 million of incremental professional fees, of which $0.8 million were incurred in the fourth quarter. In addition, the year ended December 31, 2020 included a $1.2 million reversal of a provision in the fourth quarter relating to a claim for severance by one of our former founders and a $0.6 million credit loss, both of which were not repeated in 2021.

Operations support expenses for the quarter ended December 31, 2021 were $2.5 million, an increase of $0.2 million from $2.3 million for the quarter ended December 31, 2020. Operations support expenses for the year ended December 31, 2021 of $9.4 million were consistent with 2020.

Technology and development expenses for the quarter ended December 31, 2021 were $2.2 million, an increase of $0.3 million from $1.9 million for the quarter ended December 31, 2020. Technology and development expenses increased by $0.1 million to $8.2 million for the year ended December 31, 2021, compared to $8.1 million for the year ended December 31, 2020, primarily related to a decrease in capitalized software development costs offset by lower variable compensation provision and other burdens in the current year.

Net loss increased to $16.0 million or $0.19 net loss per share for the quarter ended December 31, 2021 from net loss of $4.2 million or $0.05 net loss per share for the quarter ended December 31, 2020. The increase in net loss is due to a $3.1 million decrease in gross profit, a $6.2 million increase in operating expenses, a $2.9 million reduction of government subsidies and a $0.9 million increase in interest expense as a result of the convertible unsecured subordinated debentures issued on January 25, 2021 and December 1, 2021 and draws on the Leasing Facilities. These decreases were partially offset by a $0.8 million reduction in foreign exchange losses and a $0.5 million increase in income tax recoveries.

Net loss increased to $53.7 million or $0.63 net loss per share in the year ended December 31, 2021 from a net loss of $11.3 million or $0.13 net loss per share for the year ended December 31, 2020. The increased loss for the year is primarily the result of a $29.8 million decrease in gross profit, a $10.8 million increase in operating expenses, a $2.8 million increase in interest expense as explained above, and a $1.3 million decrease in government subsidies. These decreases were partially offset by a $2.3 million decrease in income tax expense and a $0.2 million decrease in foreign exchange losses.

Adjusted EBITDA and Adjusted EBITDA Margin for the quarter ended December 31, 2021 was an $9.7 million loss or (22.7%) of revenue, a decline of $6.8 million from a $2.9 million loss, or (6.8%) of revenue, for the quarter ended December 31, 2020. This reflects a $2.7 million decrease in Adjusted Gross Profit, increased travel, meals and entertainment due to the easing of COVID-19 restrictions, higher salaries and wage expenses reflecting the cumulative effect of hires in line with our strategic plan, $0.8 million of incremental professional fees, as well as the estimated $0.5 million impact of stronger Canadian dollar on Canadian-based operating expenses, excluding depreciation and stock-based compensation. These decreases were partially offset by $0.4 million of lower commissions.

For the year ended December 31, 2021, Adjusted EBITDA and Adjusted EBITDA Margin decreased by $34.1 million to a $41.3 million loss or (28.0)% from a $7.2 million loss or (4.2)% in the same period of 2020. This full year decrease primarily reflects a $29.4 million decrease in Adjusted Gross Profit and $0.3 million in lower costs of underutilized capacity, higher salary and wage expenses for the reasons discussed above, $0.9 million of incremental professional fees, as well as the estimated $2.7 million impact of a stronger Canadian dollar on Canadian-based operating expenses, excluding depreciation and stock-based compensation. Reductions in Adjusted EBITDA were partially offset by $2.5 million of lower commissions.

Conference Call and Webcast Details

A conference call and webcast for the investment community is scheduled for Thursday, February 24, 2022 at 8:00 a.m. MDT (10:00 a.m. EDT). The call and webcast will be hosted by Todd Lillibridge, interim chief executive officer, Geoff Krause, chief financial officer, and Kim MacEachern, director of investor relations.

The conference call will be broadcast live in listen-only mode available through the company website at dirtt.com/investors. Alternatively, click here to listen to the live webcast.

To join by telephone, dial +1-877-479-7708 (toll-free in North America) or +1-647-427-2478 (international). Please dial in a minimum of 15 minutes prior to the start time to ensure a timely connection to the call.

Investors are invited to submit questions to ir@dirtt.com before and during the call. Supplemental information slides will be available within the webcast and at dirtt.com/investors prior to the call start.

A replay of the webcast will be available online and on DIRTT’s website.

Statement of Operations

(Unaudited – Stated in thousands of U.S. dollars except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Product revenue	41,317	40,904	143,000	166,689
Service revenue	1,611	1,288	4,593	4,818

Total revenue	42,928	42,192	147,593	171,507

Product cost of sales	33,166	30,043	118,525	113,445
Costs of under-utilized capacity	—	—	1,756	2,010
Service cost of sales	1,346	609	3,852	2,769

Total cost of sales	34,512	30,652	124,133	118,224

Gross profit	8,416	11,540	23,460	53,283

Expenses
Sales and marketing	9,271	7,531	31,041	28,049
General and administrative	8,028	5,741	30,595	26,663
Operations support	2,488	2,251	9,372	9,381
Technology and development	2,229	1,905	8,234	8,111
Stock-based compensation	921	751	4,713	2,351
Impairment	1,443	—	1,443	—

Total operating expenses	24,380	18,179	85,398	74,555

Operating loss	(15,964)	(6,639)	(61,938)	(21,272)

Government subsidies	1,021	3,918	11,455	12,721
Foreign exchange loss	(621)	(1,450)	(335)	(576)
Interest income	15	16	77	238
Interest expense	(1,014)	(109)	(3,131)	(305)

	(599)	2,375	8,066	12,078

Loss before tax	(16,563)	(4,264)	(53,872)	(9,194)

Income taxes
Current tax expense (recovery)	—	(2,353)	210	(3,521)
Deferred tax expense (recovery)	(551)	2,267	(414)	5,625

	(551)	(86)	(204)	2,104

Net loss	(16,012)	(4,178)	(53,668)	(11,298)

Loss per share	—
Basic and diluted loss per share	(0.19)	(0.05)	(0.63)	(0.13)

Weighted average number of shares outstanding (in thousands)
Basic and Diluted	85,336	84,681	85,027	84,681

Non-GAAP Financial Measures

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These GAAP financial statements include non-cash charges and other charges and benefits that we believe are unusual or infrequent in nature or that we believe may make comparisons to our prior or future performance difficult.

As a result, we also provide financial information in this news release that is not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. Management uses these non-GAAP financial measures in its review and evaluation of the financial performance of the Company. We believe that these non-GAAP financial measures also provide additional insight to investors and securities analysts as supplemental information to our GAAP results and as a basis to compare our financial performance period over period and to compare our financial performance with that of other companies. We believe that these non-GAAP financial measures facilitate comparisons of our core operating results from period to period and to other companies by removing the effects of our capital structure (net interest income on cash deposits, interest expense on outstanding debt and debt facilities, or foreign exchange movements), asset base (depreciation and amortization), the impact of under-utilized capacity on gross profit, tax consequences and stock-based compensation. We remove the impact of all foreign exchange from Adjusted EBITDA. Foreign exchange gains and losses can vary significantly period-to-period due to the impact of changes in the U.S. and Canadian dollar exchange rates on foreign currency denominated monetary items on the balance sheet and are not reflective of the underlying operations of the Company. We remove the impact of under-utilized capacity from gross profit, and fixed production overheads are allocated to inventory on the basis of normal capacity of the production facilities. In periods where production levels are abnormally low, unallocated overheads are recognized as an expense in the period in which they are incurred. In addition, management bases certain forward-looking estimates and budgets on non-GAAP financial measures, primarily Adjusted EBITDA.

Government subsidies, depreciation and amortization, stock-based compensation expense, foreign exchange gains and losses and impairment expenses are excluded from our non-GAAP financial measures because management considers them to be outside of the Company’s core operating results, even though some of those receipts and expenses may recur, and because management believes that each of these items can distort the trends associated with the Company’s ongoing performance. We believe that excluding these receipts and expenses provides investors and management with greater visibility to the underlying performance of the business operations, enhances consistency and comparativeness with results in prior periods that do not, or future periods that may not, include such items, and facilitates comparison with the results of other companies in our industry.

The following non-GAAP financial measures are presented in this news release, and a description of the calculation for each measure is included.

Adjusted Gross Profit	Gross profit before deductions for costs of under-utilized capacity, depreciation and amortization

Adjusted Gross Profit Margin	Adjusted Gross Profit divided by revenue

EBITDA	Net income before interest, taxes, depreciation and amortization

Adjusted EBITDA	EBITDA adjusted to remove foreign exchange gains or losses; impairment expenses; stock-based compensation expense; government subsidies; and any other non-core gains or losses

Adjusted EBITDA Margin	Adjusted EBITDA divided by revenue

You should carefully evaluate these non-GAAP financial measures, the adjustments included in them, and the reasons we consider them appropriate for analysis supplemental to our GAAP information. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider any of these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. You should also be aware that we may recognize income or incur expenses in the future that are the same as, or similar to some of the adjustments in these non-GAAP financial measures. Because these non-GAAP financial measures may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation for the three and twelve months ended December 31, 2021 and 2020 of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

(Unaudited—Stated in thousands of U.S. dollars)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
	($ in thousands)		($ in thousands)
Net loss for the year	(16,012)	(4,178)	(53,668)	(11,298)
Add back (deduct):
Interest Expense	1,014	109	3,131	305
Interest Income	(15)	(16)	(77)	(238)
Income Tax Expense (Recovery)	(551)	(86)	(204)	2,104
Depreciation and Amortization	3,875	3,033	14,513	11,706

EBITDA	(11,689)	(1,138)	(36,305)	2,579
Foreign Exchange Losses	621	1,450	335	576
Stock-based Compensation	921	751	4,713	2,351
Government Subsidies	(1,021)	(3,918)	(11,455)	(12,721)
Impairment Expense	1,443	—	1,443	—

Adjusted EBITDA	(9,725)	(2,855)	(41,269)	(7,215)

Net Loss Margin(1)	(37.3)%	(9.9)%	(36.4)%	(6.6)%

Adjusted EBITDA Margin	(22.7)%	(6.8)%	(28.0)%	(4.2)%

(1)	Net loss divided by revenue.

The following table presents a reconciliation for the three and twelve months ended December 31, 2021 and 2020 of Adjusted Gross Profit to our gross profit, which is the most directly comparable GAAP measure for the periods presented:

(Unaudited—Stated in thousands of U.S. dollars)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
	($ in thousands)		($ in thousands)
Gross profit	8,416	11,540	23,460	53,283
Gross profit margin	19.6%	27.4%	15.9%	31.1%
Add: Depreciation and amortization expense	2,425	1,982	8,808	8,110
Add: Costs of under-utilized capacity	—	—	1,756	2,010

Adjusted Gross Profit	10,841	13,522	34,024	63,403

Adjusted Gross Profit Margin	25.3%	32.0%	23.1%	37.0%

Special Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” within the meaning of “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 and “forward-looking information” within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact included in this news release, regarding without limitation our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this news release, the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular and without limitation, this news release contains forward-looking information pertaining to our expectations regarding future revenues; our beliefs about the positive impacts of trade show attendance and distribution hiring practices on our future pipeline of opportunities; our belief that we remain cost competitive despite our recent price increase; our beliefs about our future revenue and adjusted EBITDA targets, and the timing thereof; our future plans to re-evaluate our timeline to achieve our revenue and adjusted EBITDA targets and the timing thereof; our beliefs about DIRTT’s future value proposition; and our expectations regarding levels of future travel, meals and entertainment expenses and the timing thereof.

Forward-looking statements are based on certain estimates, beliefs, expectations and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate.

Forward-looking statements necessarily involve unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed or implied in such statements. Due to the risks, uncertainties and assumptions inherent in forward-looking information, you should not place undue reliance on forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, results of operations and growth prospects include, but are not limited to, the severity and duration of the COVID-19 pandemic and related economic repercussions and other risks described under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (the “SEC”) and applicable securities commissions or similar regulatory authorities in Canada on February 23, 2022.

Our past results of operations are not necessarily indicative of our future results. You should not rely on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our forward-looking statements by these cautionary statements.

About DIRTT

DIRTT is a building process powered by technology. The Company uses its proprietary ICE® software to design, manufacture and install fully customized interior environments. The technology drives DIRTT’s advanced manufacturing and provides certainty on cost, schedule, and the final result. Complete interior spaces are constructed faster, cleaner, and more sustainably. DIRTT has manufacturing facilities in Savannah, GA, Rock Hill, SC, and Calgary, AB. The Company works with distribution partners throughout North America. DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION PLEASE CONTACT

Kim MacEachern

Investor Relations, DIRTT

403-618-4539

kmaceachern@dirtt.com